Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Veru, Inc. (the “Company”) of our report dated December 17, 2025, relating to the consolidated financial statements for the Company appearing in the Company’s Annual Report on Form 10-K for the years ended September 30, 2025 and 2024.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

December 17, 2025